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                                                                   EXHIBIT 10.18

                            NEW ERA OF NETWORKS, INC.

                      CHANGE OF CONTROL SEVERANCE AGREEMENT

     This Change of Control Severance Agreement (the "Agreement") is made and entered into by and between Dr. Franz Koepper, employed by SLI Consulting AG, a NEON company (the "Employee") and New Era of Networks, Inc. (the "Company"), effective as of the latest date set forth by the signatures of the parties hereto below (the "Effective Date").

                                    RECITALS

     A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

     B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

     C. The Board believes that it is imperative to provide the Employee with severance benefits upon Employee's termination of employment following a Change of Control which provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

     D. Certain capitalized terms used in the Agreement are defined in Section 6 below.

     The parties hereto agree as follows:

     1. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

     2. At-Will Employment. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans or pursuant to other written agreements with the Company.


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     3. Change of Control Severance Benefits.

          (a) Involuntary Termination other than for Cause, Death or Disability or Voluntary Termination for Good Reason Following A Change of Control. If, within eighteen (18) months following a Change of Control, Employee's employment is terminated involuntarily by the Company other than for Cause, death or Disability or by the Employee pursuant to a Voluntary Termination for Good Reason, then the Company shall provide Employee with the following benefits:

               (i) Severance Payment. A cash payment in an amount equal to one hundred percent (100%) of the Employee's Annual Compensation;

               (ii) Equity Compensation Accelerated Vesting. One Hundred percent (100%) of the unvested portion of any stock option, restricted stock or other equity compensation covering shares of Company common stock or any stock of a Company affiliate held by the Employee shall automatically be accelerated in full so as to become completely vested.

               (iii) Continued Employee Benefits. One hundred percent (100%) Company-paid health, dental, vision, long-term disability and life insurance coverage at the same level of coverage as was provided to such employee immediately prior to the Change of Control (the "Company-Paid Coverage"). If such coverage included the Employee's dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) 12 months from the date of termination, or (ii) the date upon which the Employee and his dependents become covered under another employer's group health, dental, vision, long-term disability or life insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage.

          (b) Voluntary Resignation; Termination For Cause. If the Employee's employment terminates by reason of the Employee's voluntary resignation (and is not a Voluntary Termination for Good Reason), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans or pursuant to other written agreements with the Company.

          (c) Disability; Death. If the Employee's employment with the Company terminates as a result of the Employee's Disability, or if Employee's employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans or pursuant to other written agreements with the Company.

          (d) Termination Apart from Change of Control. In the event the Employee's employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the eighteen (18) month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the


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Company's existing severance and benefits plans or pursuant to other written agreements with the Company.

     4. Attorney Fees, Costs and Expenses. The Company shall promptly reimburse Employee, on a monthly basis, for the reasonable attorney fees, costs and expenses incurred by the Employee in connection with any action brought by Employee to enforce his rights hereunder, regardless of the outcome of the action.

     5. Limitation on Payments. In the event that the severance and other benefits provided for in this Statement or otherwise payable or provided to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended or the applicable Swiss tax laws (the "Code") and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 or any other, as applicable, of the Code (the "Excise Tax"), then the Employee's severance benefits hereunder Section 3 shall be either

          (a)  delivered in full, or

          (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing in good faith by the accounting firm serving as the Company's independent public accountants immediately prior to the Change of Control (the "Accountants"). In the event of a reduction in benefits hereunder, the Employee shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

     6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

          (a) Annual Compensation. "Annual Compensation" means an amount equal to the sum of Employee's (i) annual Company salary at the highest rate in effect in the twelve months immediately preceding the Change of Control, and (ii) 100% of the Employee's annual target bonus as in effect immediately prior to the Change of Control.



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          (b) Cause. "Cause" shall mean (i) an act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company's reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee's obligations to the Company which are demonstrably willful and deliberate on the Employee's part.

               (i) Change of Control. "Change of Control" means the occurrence of any of the following events:

                    (1) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least twenty-five percent (25%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

                    (2) The acquisition by any Person or Group of Persons as Beneficial Owner (as such terms are defined in the Securities Exchange Act of 1934, as amended), directly or indirectly, other than George F. (Rick) Adam, Jr., of securities of the Company representing a majority of the total voting power represented by the Company's then outstanding voting securities.

                    (3) A majority of the Board of Directors of the Company in office at the beginning of any thirty-six (36) month period is replaced during the course of such thirty-six (36) month period (other than by voluntary resignation of individual directors in the ordinary course of business) and such replacement was not initiated by the Board of Directors of the Company as constituted at the beginning of such thirty-six (36) month period.

          (c) Disability. "Disability" shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such Agreement as to acceptability not to be unreasonably withheld).

Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Employee's employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.



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          (d) Voluntary Termination for Good Reason. "Voluntary Termination for
Good Reason" shall mean the Employee voluntarily resigns after the occurrence of any of the following (i) without the Employee's express written consent, a material reduction of the Employee's duties, title, authority or responsibilities; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (e.g., when the Chief Financial Officer of the Company remains as such following a Change of Control and is not made the Chief Financial Officer of the acquiring corporation) shall not by itself constitute grounds for a "Voluntary Termination for Good Reason;" (ii) without the Employee's express written consent and without good business reasons, a material reduction in facilities and perquisites; (iii) a reduction in the base salary of the Employee; (iv) a material reduction in executive benefits including bonuses;
(v) the relocation of the Employee to a facility or a location more than twenty-five (25) miles from the Employee's then present location; (vi) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 7(a) below; or (vii) any act or set of facts or circumstances which would, under Colorado case law or statute or applicable Swiss law constitute a constructive termination of the Employee.

     7. Successors.

          (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

          (b) Employee's Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.


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     8. Notice.

          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

          (b) Notice of Termination. Any termination by the Company for Cause or by the Employee pursuant to a Voluntary Termination for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Voluntary Termination for Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

     9. Confidentiality; Non-Solicitation.

          (a) Confidentiality. While Employee is employed by the Company, and thereafter while Employee receives severance benefits hereunder, the Employee shall not directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Upon termination of a Employee's employment with the Company, all Confidential Information in the Employee's possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Employee or furnished to any third party, in any form except as provided herein; provided, however, that the Employee shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to the Employee, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (iii) is lawfully disclosed by the Employee by a third party. For purposes of this Agreement, the term "Confidential Information" shall mean information disclosed to the Employee or known by the Employee as a consequence of or through his or her relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and its affiliates. In addition, each Employee shall be subject to the Company's policies regarding proprietary Inventions Agreement (the "Proprietary Information Agreement") in the form in effect immediately prior to a Change of Control.


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          (b) Non-Solicitation. In addition to each Employee's obligations under the Proprietary Information Agreement, while Employee is receiving severance benefits hereunder, Employee shall not, either on the Employee's own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officer or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 9(b).

          (c) Breach; Violation. In the event that Employee breaches or violates any provision of Sections 9(a) or 9(b) hereof, the Employee shall thereupon forfeit any right and interest of the Employee to receive payments or benefits hereunder, and the Company shall thereupon have no further obligation to provide such payments or benefits to the Employee hereunder.

          (d) Survival of Provisions. The provisions of this Section 9 shall survive the termination or expiration of the applicable Employee's employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this
Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

     10. Miscellaneous Provisions.

          (a) No Duty to Mitigate. The Employee shall not be required to mitigate the value of any benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Employee may receive from any other source.

          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Proprietary Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same.

          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado.

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          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

NEON

                                            By:  /s/ PATRICK J. FORTUNE
                                                -------------------------------

                                            Title:  President and COO
                                                   ----------------------------

                                            Date:  December 22, 2000
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EMPLOYEE                                    /s/ DR. FRANZ KOEPPER
                                            -----------------------------------

                                            Date:  January 30, 2001
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